As filed with the Securities and Exchange Commission on February __, 2023

Registration No. 333-269437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYCLO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	2860	59-3029743
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6714 NW 16th Street, Suite B,

Gainesville, Florida
(386) 418-8060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N. Scott Fine
Chief Executive Officer
Cyclo Therapeutics, Inc.
6714 NW 16th Street, Suite B
Gainesville, FL 32653
(386) 418-8060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Alison Newman, Esq. Zev M. Bomrind, Esq. Fox Rothschild LLP 101 Park Avenue New York, New York 10178 (212) 878-7951

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,  FEBRUARY    , 2023

5,217,392 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 5,217,392 shares of our common stock, par value $0.0001 per share, underlying common stock purchase warrants (the “Warrants”) that we issued to the selling stockholder identified in this prospectus in a private placement on January 3, 2023.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. However, we may receive up to an aggregate of approximately $7,095,650 upon the exercise of the Warrants in full for cash at a price of $1.36 per share of common stock.

The registration of shares of our common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any shares of our common stock. The selling stockholder may resell or dispose of the shares of our common stock, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through one or more underwriters, dealers or agents, or through any other means described in this prospectus under “Plan of Distribution” beginning on page 12 of this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares of common stock, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is quoted for trading on the Nasdaq Capital Market under the symbol “CYTH”. On February 9, 2023, the last reported sales price for our common stock was $1.58 per share.

__________________________

An investment in our common stock and warrants involves a high degree of risk. Before buying any securities you should carefully read the discussion of the material risks of investing in our common stock and warrants in “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February , 2023.

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	5

Disclosure Regarding Forward-looking Statements	6

Use of Proceeds	7

Dividend Policy	7

Description Of Securities	8

Concurrent Registered Direct Offering and Private Placement	10

Selling Stockholder	11

Plan of Distribution	12

Executive Compensation	13

Legal Matters	15

Experts	15

Where You Can Find More Information	15

Incorporation by Reference	15

________________________________________

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

References herein to the "Company," "Registrant," "we," "us," "our" and "our company" refer to Cyclo Therapeutics, Inc., a Nevada corporation and its subsidiaries.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

________________________________________

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS WE MAY AUTHORIZE TO BE DELIVERED OR MADE AVAILABLE TO YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including “Risk Factors”  as well as the documents that we incorporate by reference into this prospectus, including our financial statements and notes thereto, before making an investment decision.

Corporate Overview

We are a clinical stage biotechnology company that develops cyclodextrin-based products for the treatment of disease. We filed a Type II Drug Master File with the U.S. Food and Drug Administration (“FDA”) in 2014 for our lead drug candidate, Trappsol® Cyclo™ (hydroxypropyl beta cyclodextrin) as a treatment for Niemann-Pick Type C disease (“NPC”). NPC is a rare and fatal cholesterol metabolism disease that impacts the brain, lungs, liver, spleen, and other organs. In 2015, we launched an International Clinical Program for Trappsol® Cyclo™ as a treatment for NPC. In 2016, we filed an Investigational New Drug application (“IND”) with the FDA, which described our Phase I clinical plans for a randomized, double blind, parallel group study at a single clinical site in the U.S. The Phase I study evaluated the safety of Trappsol® Cyclo™ along with markers of cholesterol metabolism and markers of NPC during a 14-week treatment period of intravenous administration of Trappsol® Cyclo™ every two weeks to participants 18 years of age and older. The IND was approved by the FDA in September 2016, and in January 2017 the FDA granted Fast Track designation to Trappsol® Cyclo™ for the treatment of NPC. Initial patient enrollment in the U.S. Phase I study commenced in September 2017, and in May 2020 we announced Top Line data showing a favorable safety and tolerability profile for Trappsol® Cyclo™ in this study.

We have also completed a Phase I/II clinical study approved by several European regulatory bodies, including those in the United Kingdom, Sweden and Italy, and in Israel. The Phase I/II study evaluated the safety, tolerability and efficacy of Trappsol® Cyclo™ through a range of clinical outcomes, including neurologic, respiratory, and measurements of cholesterol metabolism and markers of NPC. Consistent with the U.S. study, the European/Israel study administered Trappsol® Cyclo™ intravenously to NPC patients every two weeks in a double-blind, randomized trial, but differs in that the study period was for 48 weeks (24 doses). The first patient was dosed in this study in July 2017, and in March of 2021 we announced that 100% of patients who completed the trial improved or remained stable, and 89% met the efficacy outcome measure of improvement in at least two domains of the 17-domain NPC severity scale.

Additionally, in February 2020 we had a face-to-face “Type C” meeting with the FDA with respect to the initiation of our pivotal Phase III clinical trial of Trappsol® Cyclo™ based on the clinical data obtained to date. At that meeting, we also discussed with the FDA submitting a New Drug Application (NDA) under Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act for the treatment of NPC in pediatric and adult patients with Trappsol® Cyclo™. A similar request was submitted to the European Medicines Agency (“EMA”) in February 2020, seeking scientific advice and protocol assistance from the EMA for proceeding with a Phase III clinical trial in Europe. In October 2020 we received a “Study May Proceed” notification from the FDA with respect to the proposed Phase III clinical trial, and in June of 2021 we commenced enrollment in TransportNPC, a pivotal Phase II study of Trappsol® Cyclo™ for the treatment of NPC.

Preliminary data from our clinical studies suggest that Trappsol® Cyclo™ releases cholesterol from cells, crosses the blood-brain-barrier in individuals suffering from NPC, and results in neurological and neurocognitive benefits and other clinical improvements in NPC patients. The full significance of these findings will be determined as part of the final analysis of these clinical trials.

On May 17, 2010, the FDA designated Trappsol® Cyclo™ as an orphan drug for the treatment of NPC, which would provide us with the exclusive right to sell Trappsol® Cyclo™ for the treatment of NPC for seven years following FDA drug approval. In April 2015, we also obtained Orphan Drug Designation for Trappsol® Cyclo™ in Europe, which will provide us with 10 years of market exclusivity following regulatory approval, which period will be extended to 12 years upon acceptance by the EMA’s Pediatric Committee of our pediatric investigation plan (PIP) demonstrating that Trappsol® Cyclo™ addresses the pediatric population. On January 12, 2017, we received Fast Track Designation from the FDA, and on December 1, 2017, the FDA designated NPC a Rare Pediatric Disease.

We are also exploring the use of cyclodextrins in the treatment of Alzheimer’s disease. In January 2018, the FDA authorized a single patient IND expanded access program using Trappsol® Cyclo™ for the treatment of Alzheimer’s disease. After 18 months of treatment in this geriatric patient with late-onset disease, the disease was stabilized and the drug was well tolerated. The patient also exhibited signs of improvement with less volatility and shorter latency in word-finding. We prepared a synopsis for an early stage protocol using Trappsol® Cyclo™ intravenously to treat Alzheimer’s disease that was presented to the FDA in January of 2021. We received feedback from the FDA on this synopsis in April 2021 and incorporated the feedback into an IND for a Phase II study for the treatment of Alzheimer’s disease with of Trappsol® Cyclo™ that we submitted to the FDA in November 2021. In December of 2021, we received IND clearance from the FDA, allowing us to proceed with our Phase II study of Trappsol® Cyclo™ for the treatment of Alzheimer’s disease. We expect to begin enrollment in this study during 2022.

We filed an international patent application in October 2019 under the Patent Cooperation Treaty directed to the treatment of Alzheimer’s disease with cyclodextrins, and we are pursuing national and regional stage applications based on this international application. The terms of any patents resulting from these national or regional stage applications would be expected to expire in 2039 if all the requisite maintenance fees are paid.

We also continue to operate our legacy fine chemical business, consisting of the sale of cyclodextrins and related products to the pharmaceutical, nutritional, and other industries, primarily for use in diagnostics and specialty drugs. However, our core business has transitioned to a biotechnology company primarily focused on the development of cyclodextrin-based biopharmaceuticals for the treatment of disease from a business that had been primarily reselling basic cyclodextrin products.

Risks Associated With our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our securities. In particular, risks associated with our business include, but are not limited to, the following:

●	We have suffered recent losses and our future profitability is uncertain.

●	We need additional capital to fund our operations as planned.

●

We have not received approval for any drug candidate for commercial sale and, as a result, we have never generated any revenue from the sale of biopharmaceutical products, and expect to continue to incur significant financial losses in the future, which makes it difficult to assess our future viability.

●	We are largely dependent upon the success of our Trappsol® Cyclo™ product, which may never receive regulatory approval.

●

Even if Trappsol® Cyclo™ receives regulatory approval, we may not be successful in our commercialization efforts and Trappsol® Cyclo™  may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

●	The results of our clinical trials may not support our product claims or may result in the discovery of adverse side effects.

●	Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

●	Later discovery of previously unknown problems could limit our ability to market or sell Trappsol® Cyclo™, even if it is initially approved, and can expose us to product liability claims.

●	We rely in part on third parties for research and clinical trials for products using Trappsol® Cyclo™.

●

We currently have no marketing and sales organization for our pharmaceutical candidates and may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to generate product revenue.

●	We rely upon third parties for the manufacture of Trappsol® Cyclo™ and are dependent on their quality and effectiveness.

●	We face competition from well-funded companies to treat NPC.

●	The rights we rely upon to protect our unpatented trade secrets may be inadequate.

●

We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue, that patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable, or that third parties will not find ways to circumvent our patent rights or claim co-ownership thereof.

●

The pharmaceutical business is subject to increasing government price controls and other restrictions on pricing, reimbursement and access to drugs, which could adversely affect our future revenues and profitability.

●	We are dependent on our executive officers, and we may not be able to pursue our current business strategy effectively if we lose them.

Recent Registered Direct Offering and Concurrent Private Placement

On January 3, 2023, we sold to the selling stockholder in a registered direct offering 930,000 shares of our common stock at a purchase price per share of $1.61, and pre-funded warrants to purchase up to an aggregate of 1,678,696 shares of common stock at a purchase price of $1.6099 per pre-funded warrant.  The pre-funded warrants have an exercise price of $0.0001 per share and remain exercisable until exercised in full.

In a concurrent private placement, we also issued to the selling stockholder Series A-1 warrants to purchase up to 2,608,696 shares of common stock at an exercise price of $1.36 per share, exercisable for a period of five years from the date of issuance, and Series A-2 warrants to purchase up to 2,608,696 shares of common stock at an exercise price of $1.36 per share, exercisable for a period of three years from the date of issuance. This prospectus relates to the shares of common stock that may be acquired by the selling stockholder upon exercise of the Series A-1 warrants and Series A-2 warrants issued in that private placement (the “Warrants”).

H.C. Wainwright & Co., LLC acted as our exclusive placement agent in connection with the registered direct offering and concurrent private placement. We paid the placement agent a cash fee equal to 7.5% of the gross proceeds of the offering, a management fee equal to 1.0% of the gross proceeds of the offering, and reimbursed the placement agent for its non-accountable expenses in the amount of $35,000, for fees and expenses of its legal counsel, for other out-of-pocket expenses in the amount of $50,000, and for its clearing expenses in the amount of $15,950. We also issued to designees of the placement agent five-year warrants to purchase an aggregate of 156,522 shares of our common stock at an exercise price of $2.0125 per share.

Corporate and other Information

We were organized as a Florida corporation on August 9, 1990, with operations beginning in July 1992. In conjunction with a restructuring in 2000, we changed our name from Cyclodextrin Technologies Development, Inc. to CTD Holdings, Inc. We changed our name to Cyclo Therapeutics, Inc. in September 2019 to better reflect our current business, and on November 6, 2020, we reincorporated from the State of Florida to the State of Nevada. Our principal offices are located at 6714 NW 16th Street, Suite B, Gainesville, FL 32653, and our telephone number is (386) 418-8060. We maintain a website at www.cyclotherapeutics.com. Information contained on our website does not constitute part of this prospectus.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may also make it difficult to compare our financial statements with other public companies.

Available Information

Because we are subject to the information and reporting requirements of the Exchange Act, we file or furnish, as applicable, annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. We make available on our website at www.cyclotherapeutics.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The Offering

Common stock Offered by the Selling Stockholder	Up to 5,217,392 shares underlying the Warrants

Common Stock Outstanding Prior to this Offering (1)	9,812,544 shares

Common Stock Outstanding After this Offering (1)	15,029,936 shares

Use Of Proceeds

We will not receive any of the proceeds from the sale by the selling stockholder of shares of common stock in this offering. We may receive up to an aggregate of approximately $7,095,650 upon the exercise of the Warrants in full for cash at a price of $1.36 per share of common stock. We currently intend to use the proceeds that we may receive upon exercise of the Warrants to (i) continue with our pivotal Phase III trial for the treatment of NPC with Trappsol® Cyclo™, (ii) fund further development of our preclinical programs towards IND filings and clinical trials for the treatment of Alzheimer’s disease with Trappsol® Cyclo™ and (iii) fund working capital and general corporate purposes. See “Use of Proceeds” on page 7.

Risk Factors	You should carefully read the “Risk Factors” section of this prospectus beginning on page 5 for a discussion of factors that you should consider before deciding to invest in our securities.

Trading Symbol and Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “CYTH”.

(1) Unless we indicate otherwise, the number of shares of our common stock outstanding after this offering is based on 9,812,544 shares of common stock outstanding on February 7, 2023, and excludes the following:

●	1,278,000 shares of our common stock issuable upon exercise of pre-funded warrants held by the selling stockholder with an exercise price of $0.0001 per share;
●	425,646 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $5.17 per share;
●	2,479,322 shares of our common stock reserved for issuance under our 2021 Equity Incentive Plan;
●	2,045,836 shares of our common stock issuable upon the exercise of warrants, with a weighted-average exercise price of $11.22 per share; and
●	156,522 shares of our common stock issuable upon the exercise of warrants issued to the placement agent in our offering that closed on January 3, 2023, at an exercise price of $2.0125 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our securities. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and our securities. In addition to these risks, our business may be subject to risks currently unknown to us.  We also update risk factors from time to time in our periodic reports on Forms 10-K, 10-Q and 8-K which will be incorporated by reference in this prospectus.  If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our securities may decline and you may lose all or part of your investment.

Risks Related To This Offering

The issuance of our common stock to the selling stockholder upon the exercise of the Warrants may cause dilution, and the sale of those shares of common stock, and the perception that such sales may occur, could cause the price of our common stock to fall.

The Warrants are exercisable to purchase up to 5,217,392 shares of common stock. Following exercise of the Warrants, the selling stockholder may resell all, some or none of those shares at any time or from time to time in its discretion. The issuance of our common stock to the selling stockholder upon the exercise of the Warrants could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock acquired by the selling stockholder, or the anticipation of such sales, could cause the price of our common stock to fall and could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our management has broad discretion as to the use of the proceeds we may receive from the selling stockholder upon exercise of the Warrants.

We currently intend to use the proceeds that we may receive upon exercise of the Warrants to (i) continue with our pivotal Phase III trial for the treatment of NPC with Trappsol® Cyclo™, (ii) fund further development of our preclinical programs towards IND filings and clinical trials for the treatment of Alzheimer’s disease with Trappsol® Cyclo™ and (iii) fund working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds for these uses. Our management may spend a portion or all of the proceeds from the exercise of the Warrants in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from the exercise of the Warrants in a manner that does not produce income or that loses value.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus contains certain forward-looking statements. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements.

These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses; our inability to receive regulatory approval for our products; later discovery of previously unknown problems; reliance on third parties; competition between us and other companies in the industry; delays in the development of products; our ability to raise additional capital; continued services of our executive management team; and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” on page 5 of this prospectus.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholder of shares of common stock in this offering. We may receive up to an aggregate of approximately $7,095,650 upon the exercise by the selling stockholder of the Warrants in full for cash at a price of $1.36 per share of common stock.

We intend to use the proceeds that we may receive upon exercise of the Warrants to (i) continue with our pivotal Phase III trial for the treatment of NPC with Trappsol® Cyclo™, (ii) fund further development of our preclinical programs towards IND filings and clinical trials for the treatment of Alzheimer’s disease with Trappsol® Cyclo™ and (iii) fund working capital and general corporate purposes. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the proceeds we receive upon exercise of the Warrants in a way that does not yield a favorable, or any, return for us.

Our expected use of proceeds from the exercise of the Warrants represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the proceeds to be received upon exercise of the Warrants, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of such proceeds will vary depending on numerous factors, including our ability to obtain additional financing. We may find it necessary or advisable to use these proceeds for other purposes, and our management will have broad discretion in the application of such proceeds, and investors will be relying on our judgment regarding the application of such proceeds.

The proceeds we may receive from the exercise of the Warrants will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock at any time in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions, the terms of any future credit agreements and other factors that our Board may deem relevant.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and bylaws that have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Description of Existing Securities

Common Stock

We are authorized to issue 20,000,000 shares of common stock, $0.001 par value per share, of which 9,812,544 are outstanding on the date of this prospectus. Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and are not entitled to cumulative voting rights. Our shares of our common stock do not carry any preemptive, conversion or subscription rights, and there are no sinking fund or redemption provisions applicable to the shares of our common stock. Holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions, subject to dividend or distribution preferences that may be applicable to any then outstanding shares of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in the assets legally available for distribution to stockholders after payment of all debts and other liabilities and satisfaction of the liquidation preference, if any, granted to the holders of any preferred stock then outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued or outstanding on the date of this prospectus. Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;

●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Nevada Anti-Takeover Statutes

The following provisions of the Nevada Revised Statutes (“NRS”) could, if applicable, have the effect of discouraging takeovers of our company.

Transactions with Interested Stockholders. The NRS prohibits a publicly-traded Nevada company from engaging in any business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless, prior to that date, the board of directors of the corporation approved either the business combination itself or the transaction that resulted in the stockholder becoming an interested stockholder.

An “interested stockholder” is defined as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling, or controlled by any of these entities or persons. The definition of “business combination” is sufficiently broad to cover virtually any type of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise benefit its own interests rather than the interests of the corporation and its stockholders.

In addition, business combinations that are not approved and therefore take place after the three year waiting period may also be prohibited unless approved by the board of directors and stockholders or the price to be paid by the interested stockholder is equal to the highest of (i) the highest price per share paid by the interested stockholder within the 3 years immediately preceding the date of the announcement of the business combination or in the transaction in which he or she became an interested stockholder, whichever is higher; (ii) the market value per common share on the date of announcement of the business combination or the date the interested stockholder acquired the shares, whichever is higher; or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Acquisition of a Controlling Interest. The NRS contains provisions governing the acquisition of a “controlling interest” and provides generally that any person that acquires 20% or more of the outstanding voting shares of an “issuing corporation,” defined as Nevada corporation that has 200 or more stockholders at least 100 of whom are Nevada residents (as set forth in the corporation’s stock ledger); and does business in Nevada directly or through an affiliated corporation, may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholder of the corporation elects to restore such voting rights in whole or in part.

The statute focuses on the acquisition of a “controlling interest” defined as the ownership of outstanding shares sufficient, but for the control share law, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of the voting power of the corporation in the election of directors.

The question of whether or not to confer voting rights may only be considered once by the stockholders and once a decision is made, it cannot be revisited. In addition, unless a corporation’s articles of incorporation or bylaws provide otherwise (i) acquired voting securities are redeemable in whole or in part by the issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to the issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities; and (ii) if voting rights are granted to the acquiring person, then any stockholder who voted against the grant of voting rights may demand purchase from the issuing corporation, at fair value, of all or any portion of their securities.

The provisions of this section do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or acquisitions made in connection with certain mergers or reorganizations.

CONCURRENT REGISTERED DIRECT OFFERING AND PRIVATE PLACEMENT

On December 29, 2022  we entered into a securities purchase agreement with the selling stockholder pursuant to which, on January 3, 2023, we sold to the selling stockholder in a registered direct offering 930,000 shares of our common stock at a purchase price per share of $1.61, and pre-funded warrants to purchase up to an aggregate of 1,678,696 shares of common stock at a purchase price of $1.6099 per pre-funded warrant.  The pre-funded warrants have an exercise price of $0.0001 per share and remain exercisable until exercised in full.  The net proceeds from the registered direct offering were approximately $3.7 million after deducting fees due to the placement agent in the offering and our estimated expenses.

Pursuant to the securities purchase agreement we entered into with the selling stockholder, we issued the Warrants to the selling stockholder in a concurrent private placement, consisting of Series A-1 warrants to purchase up to 2,608,696 shares of common stock at an exercise price of $1.36 per share, exercisable for a period of five years from the date of issuance, and Series A-2 warrants to purchase up to 2,608,696 shares of common stock at an exercise price of $1.36 per share, exercisable for a period of three years from the date of issuance.

On January 25, 2023, the selling stockholder exercised a portion of its pre-funded warrants and acquired 400,696 shares of our common stock for an aggregate exercise price of $40.07.

H.C. Wainwright & Co., LLC acted as our exclusive placement agent in connection with the foregoing registered direct offering and concurrent private placement. We paid the placement agent a cash fee equal to 7.5% of the gross proceeds of the offering, a management fee equal to 1.0% of the gross proceeds of the offering, and reimbursed the placement agent for its non-accountable expenses in the amount of $35,000, for fees and expenses of its legal counsel, for other out-of-pocket expenses in the amount of $50,000, and for its clearing expenses in the amount of $15,950. We also issued to designees of the placement agent five-year warrants to purchase an aggregate of 156,522 shares of our common stock at an exercise price of $2.0125 per share.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are issuable upon exercise of the Warrants issued to the selling stockholder in the transaction described above under “Concurrent Registered Direct Offering and Private Placement.” We are registering the shares of common stock issuable upon exercise of the Warrants in order to permit the selling stockholder to offer the shares for resale from time to time, and to eliminate the ability of the selling stockholder to exercise the Warrants on a cashless basis, which option is only available if at the time of exercise there is no effective registration statement registering the shares underlying the Warrants or the prospectus contained therein is not available for the resale of such shares.

The table below names the selling stockholder and provides other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock and the Warrants, as of January 24, 2023, assuming exercise of the Warrants without regard to the limitations on the exercise of the Warrants contained therein as described below. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Warrants, the selling stockholder may not exercise any of the Warrants to the extent such exercise would cause the selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination, shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of the shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering		Percentage of Common Stock Owned After the Offering
Armistice Capital Master Fund Ltd. (1)	6,177,392	(2)	5,217,392	1,561,589	(3)	9.99%

(1)

Armistice Capital Master Fund Ltd. (the “Master Fund”) is a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

Represents 960,000 shares of common stock and the 5,217,392 shares of common stock issuable upon exercise of the Warrants. Does not include pre-funded warrants to purchase 1,278,000 shares of common stock, and common stock purchase warrants to purchase 220,000 shares of common stock. The pre-funded warrants and common stock purchase warrants are subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our then outstanding common stock would exceed 4.99% in the case of the common stock purchase warrants or 9.99% in the case of the pre-funded warrants.

(3)

Represents 960,000 shares of common stock and pre-funded warrants to purchase 601,589 shares of common stock. Does not include pre-funded warrants to purchase an additional 676,411 shares of common stock, and common stock purchase warrants to purchase 220,000 shares of common stock. The pre-funded warrants and common stock purchase warrants are subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our then outstanding common stock would exceed 4.99% in the case of the common stock purchase warrants or 9.99% in the case of the pre-funded warrants.

PLAN OF DISTRIBUTION

The selling stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay the fees and expenses incurred by the Company incident to the registration of the securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation paid during our fiscal years ended December 31, 2021 and 2020 to (i) the person who served as our Chief Executive Officer during 2022, and (ii) our two most highly compensated executive officers as of December 31, 2022 other than our Chief Executive Officer (collectively, our “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

N. Scott Fine	2022	537,946	-0-	184,716	339,935	1,062,597
CEO	2021	508,333	50,300	323,308	198,714	1,080,655

Michael Lisjak	2022	341,211	-0-	76,792	164,694	582,697
Chief Regulatory Officer	2021	316,333	50,300	134,288	130,103	631,024

Joshua M. Fine	2022	334,195	-0-	76,792	175,189	586,176
Chief Financial Officer	2021	275,000	50,300	134,288	54,157	589,078

(1)

Reflects award of 10,000 shares to each Named Executive Officer in 2021.  All of the shares were fully vested upon issuance.  The stock award figures represent the value of the stock award at grant date as calculated under FASB ASC Topic 718.

(2)

Reflects (i) award of options during 2022 to purchase 74,907 shares to Scott Fine, and 31,141 shares to each of Mr. Lisjak and Joshua Fine, and at an exercise  price of $3.26 and (ii) award of options during 2021 to purchase 57,400 shares to Scott Fine, and 23,800 shares to each of Mr. Lisjak and Joshua Fine, and at an exercise  price of $7.46.  The options vest over a four year period in equal monthly installments.  The option award figures represent the value of the option awards at grant date as calculated under FASB ASC Topic 718.  The Named Executive Officers will not realize the estimated value of these awards in cash until these awards are vested, exercised and sold, as applicable.

(3)	Reflects cash bonuses, matching contributions made under the Company’s 401(k) plan, insurance premiums for health, dental, and vision, and board fees.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2022, our Named Executive Officers had outstanding unexercised options as set forth below.  Our named Executive Officers did not have any unvested stock awards outstanding at December 31, 2022.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($) (1)	Option Expiration Date ($) (2)

N. Scott Fine (1)	19,100	38,200	7.46	August 27, 2031
(2)	17,166	57,741	3.26	February 17, 2032

Michael Lisjak (1)	7,933	15,867	7.46	August 27, 2031
(2)	7,136	24,005	3.26	February 17, 2032

Joshua M. Fine (1)	7,933	15,867	7.46	August 27, 2031
(2)	7,136	24,005	3.26	February 17, 2032

(1) These options vest over a four year period in equal monthly installments commencing from the grant date of August 27, 2021.

(2)  These options vest over a four year period in equal monthly installments commencing from the grant date of February 28, 2022.

Employment Agreements

On February 28, 2022, we entered into employment agreements with each of Scott Fine, Michael Lisjak and Joshua Fine.   The employment agreements with our Named Executive Officer include the following material terms:

●	Scott Fine is paid an initial base salary of $540,750, Mr. Lisjak is paid an initial base salary of $335,780 and Joshua Fine is paid an initial base salary of $309,000.

●	Each executive is eligible to receive an annual raise in his base salary targeted at 3%, in addition to any additional increase approved by the Company.

●	Each employment agreement is for a two year term, subject to automatic renewal for successive one-year periods unless either party provides notice of non-renewal prior to the then end of the term.

●

Scott Fine is entitled to an annual cash bonus targeted 50% of his base salary, Mr. Lisjak is entitled to an annual cash bonus targeted 35% of his base salary, and Joshua Fine is entitled to an annual cash bonus targeted 40% of his base salary.

●

In the event of the termination of the executive’s employment by us other than for Cause (as defined in the employment agreements), the executive will be entitled to continued payment of base salary for one year; and if such termination occurs within 12 months following a “Change of Control,” all unvested stock options of the terminated Executive shall immediately vest in full.

●

Upon the termination Mr. Scott Fine’s employment by us other than for Cause absent a Change of Control, all unvested stock options that would have vested within 12 months following such termination will immediately vest.

●	Each executive is subject to confidentiality, non-compete, non-solicitation and work-for-hire provisions.

Compensation of Directors

The following table shows certain information with respect to the compensation of all of our non-employee directors during our year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
C.E. Rick Strattan	44,000		44,000
Markus W. Sieger	44,250	44,250	88,500
F. Patrick Ostronic		55,000	55,000
William S. Shanahan	53,500		53,500
Dr. Randall M. Toig	23,750	23,750	47.500

(1)

Stock award figures represent the value of the award at grant date as calculated under FASB ASC Topic 718. Directors will not realize the estimated value of these awards in cash until these awards are vested, exercised and sold, as applicable.

Our Board of Directors has approved a compensation program for non-employee directors under which each such director is entitled to receive (i) an initial option to purchase 6,700 shares of Common Stock, (ii) an annual option to purchase 3,350 shares of Common Stock, and (iii) and the following annual cash compensation for all directors, which, at the option of each director, may be paid with stock in lieu of cash:

	Member	Chair
Board of Directors	$40,000	$70,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,500	$11,000
Nominating and Governance Committee	$4,000	$8,000

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus has been passed upon for us by Fox Rothschild LLP.

EXPERTS

WithumSmith+Brown, PC, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. WithumSmith+Brown, PC’s report includes an explanatory paragraph relating to our ability to continue as a going concern. Our consolidated financial statements are incorporated by reference in reliance on WithumSmith+Brown, PC’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file or furnish, as applicable, annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. Our Internet address is www.adnas.com. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

INCORPORATION BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, except in each case the information contained in such document to the extent “furnished” and not “filed”:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 11, 2022;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2022;

●	Our Preliminary Proxy Statement on Schedule 14A filed with the SEC on January 20, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 31, 2023;

●

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 12, 2022, for the quarter ended June 30, 2022 filed with the SEC on August 15, 2022 and for the quarter ended September 30, 2022 filed with the SEC on November 11, 2022;

●	Our Current Reports on Form 8-K filed with the SEC on March 2, 2022, June 24, 2022 and January 3, 2023; and

●	The description of our common stock contained in our Registration Statement on Form 8-A registering the common stock under Section 12(b) of the Exchange Act filed with the SEC on December 8, 2020.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement but excluding any information furnished and not filed with the SEC, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents on the website maintained by the SEC at http://www.sec.gov. We will furnish to you, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents.

You may obtain from us copies of the documents incorporated by reference in this prospectus, at no cost, by requesting them in writing or by telephone at:

Cyclo Therapeutics, Inc.

6714 NW 16th Street, Suite B

Gainesville, FL 32653

(386) 418-8060

5,217,392 SHARES OF COMMON STOCK

PROSPECTUS

                  , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses incurred by us in connection with the sale of the common stock being registered by this registration statement. All amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee and FINRA fee.

SEC registration fee	$1,043.55
Accounting fees and expenses	$2,000.00
Legal fees and expenses	$10,000.00
Miscellaneous expenses	$2,500.00

Total	$15,543.55

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

●	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

●

Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

●	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Our bylaws provide that, the Company shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify any person who is or was a director or officer of the Company or any predecessor of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other entity (each such person, an “Indemnitee”) against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than a proceeding by or in the right of the Company, to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee, if the Indemnitee either: (a) did not breach, through intentional misconduct, fraud, or a knowing violation of law, the Indemnitee’s fiduciary duties as a director or officer to act in good faith and in the interests of the Company; or (b) acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

Additionally, our bylaws provide that the Company shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify any Indemnitee against expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed suit or action by or in the right of the Corporation to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee, if the Indemnitee either: (a) did not breach, through intentional misconduct, fraud, or a knowing violation of law, the Indemnitee’s fiduciary duties as a director or officer to act in good faith and in the interests of the Company; or (b) acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

On April 24, 2020, the Company completed a private placement of common stock to a group of accredited investors that included several directors of the Company and members of management (the “April 2020 Private Placement”). Investors in the April 2020 Private Placement purchased a total of 200,000 shares of common stock at a price of $10.00 per share, resulting in gross proceeds to the Company of $2,000,000. The Company did not utilize a financial adviser or placement agent in connection with the April 2020 Private Placement. However, pursuant to terms of the Placement Agency Agreement with ThinkEquity, the Company paid ThinkEquity (i) a cash fee in the amount of $29,637, representing 8% of the gross proceeds in the April 2020 Private Placement received from investors that were first introduced to the Company by ThinkEquity in connection with the May 2019 Private Placement, and (ii) a warrant to purchase 2,223 shares of common stock, representing 6% of the shares of common stock purchased by such investors in the April 2020 Private Placement, at an exercise price of $11.00 per share (110% of the price per share paid by investors in the April 2020 Private Placement).

On August 27, 2020, the Company completed a private placement of common stock to a group of accredited investors that included several directors of the Company and members of management (the “August 2020 Private Placement”). Investors in the August 2020 Private Placement purchased a total of 283,111 “Units” at a price of $10.00 per Unit, resulting in gross proceeds to the Company of $2,831,114. Each Unit consisted of one share of common stock and a seven-year warrant (“Warrant”) to purchase one share of common stock at an exercise price of $15.00 per share.

In January 2021, the Company issued 10,000 shares of common stock with a value of $50,300 to a consultant for services.

On January 3, 2023, the Company completed a private placement to an institutional investor of Series A-1 warrants to purchase 2,608,696 shares of common stock at an exercise price of $1.36 per share, exercisable for a period of five years from the date of issuance, and Series A-2 warrants to purchase 2,608,696 shares of common stock at an exercise price of $1.36 per share, exercisable for a period of three years from the date of issuance. The private placement was completed in conjunction of with a concurrent registered direct offering of 930,000 shares of our common stock at a purchase price per share of $1.61, and pre-funded warrants to purchase up to an aggregate of 1,678,696 shares of common stock at a purchase price of $1.6099 per pre-funded warrant.

ITEM 16.     EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibits
2.1

Agreement and Plan of Merger, dated November 4, 2020, by and between Cyclo Therapeutics, Inc., a Florida corporation, and Cyclo Therapeutics, Inc., a Nevada corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2020).

3.1

Articles of Incorporation of Cyclo Therapeutics, Inc., a Nevada corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2020).

3.2

Certificate of Amendment to Articles of Incorporation of Cyclo Therapeutics, Inc., filed June 24, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2021).

3.3

Bylaws of Cyclo Therapeutics, Inc., a Nevada corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2020).

4.1

Form of Series A-1 Warrant issued to Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2023).

4.2

Form of Series A-2 Warrant issued to Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2023)

4.3	Form of Warrant issued to investors in private placements conducted in 2016, 2017 and 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 8, 2016).
4.4

Form of Warrant, dated May 31, 2019, issued by CTD Holdings, Inc. to investors and ThinkEquity, a division of Fordham Financial Management, Inc., and its designees (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 4, 2019).

4.5

Form of Warrant, dated August 27, 2020, issued by Cyclo Therapeutics, Inc. to investors in a private placement conducted in August 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 2, 2020).

4.6	Form of Public Warrant (incorporated by reference to Exhibit 4.5 to Company’s Registration Statement on S-1 filed November 16, 2020)
4.7	Form of Warrant Agency Agreement between the Company and vStock Transfer LLC (incorporated by reference to Exhibit 4.6 to Company’s Registration Statement on S-1 filed November 16, 2020)
4.8	Form of Representative’s Warrant. (incorporated by reference to Exhibit 4.7 to Company’s Registration Statement on S-1 filed November 16, 2020)
4.9	Form of Pre-Funded Warrant issued January 3, 2023 to Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2023).
4.10	Form of Placement Agent Warrant issued January 3, 2023 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2023).
5.1*	Opinion of Fox Rothschild LLP
10.1

Securities Purchase and Collaboration Agreement dated as of April 9, 2014 between CTD Holdings, Inc. and Novit, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 15, 2014).

10.2†

Employment Agreement between the Company and N. Scott Fine, dated as of September 14, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 16, 2015).

10.3†

Amendment to Employment Agreement between the Company and N. Scott Fine, dated as of November 7, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 8, 2017).

10.4

Promissory Note in the original principal amount of $265,000, dated January 21, 2016, by Crit, Inc. DBA Commercial Gates & Electric, in favor of CTD Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 27, 2016).

10.5

Mortgage, dated January 21, 2016, by Crit, Inc. DBA Commercial Gates & Electric, in favor of CTD Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 27, 2016).

10.6

Commercial Contract between Alchem Laboratories Corporation and Nanosonic Products Inc., entered into September 6, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 20, 2016).

10.7†

Employment Agreement between the Company and Dr. Sharon H. Hrynkow, dated as of September 14, 2015 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed March 15, 2019).

10.8†

Amendment to Employment Agreement between the Company and Dr. Sharon H. Hrynkow, dated as of November 8, 2017 (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed March 15, 2019).

10.9†	2019 Omnibus Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement on Schedule 14A filed July 19, 2019).

10.10†	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 24, 2021).
10.11

Promissory Note, dated May 4, 2020, by Cyclodextrin Technologies Development, Inc., a wholly-owned subsidiary of the Company, in favor of BBVA USA (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 6, 2020).

10.12†	Employment Agreement between the Company and N. Scott Fine, dated as of February 28, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 2, 2022).
10.13†	Employment Agreement between the Company and Lise Kjems, dated as of September 27, 2021 (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed March 11, 2022).
10.14†	Employment Agreement between the Company and Michael Lisjak, dated as of February 28, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 2, 2022).
10.15†	Employment Agreement between the Company and Joshua Fine, dated as of February 28, 2022 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 2, 2022).
10.16†	Employment Agreement between the Company and Jeffrey Tate, dated as of February 28, 2022 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed March 2, 2022).
10.17

Securities Purchase Agreement dated December 29, 2022 between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2023)

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed April 16, 2018).
23.1**	Consent of WithumSmith+Brown, PC
23.2*	Consent of Fox Rothschild LLP (included in Exhibit 5.1)
107*	Filing Fee Table

* Previously Filed.

** Filed herewith.

† Management contract or compensatory plan or arrangement.

ITEM 17.     UNDERTAKINGS

(a)          The undersigned registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)              The undersigned registrant hereby undertakes that:

(i)          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on  February 10, 2023.

CYCLO THERAPEUTICS, INC.

By:	/s/ N. Scott Fine
N. SCOTT FINE Chief Executive Officer (principal executive officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints N. Scott Fine, with full authority to act without the others, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ N. Scott Fine	By:	/s/ Joshua M. Fine
	N. SCOTT FINE Chief Executive Officer; Director (principal executive officer)		JOSHUA M. FINE Chief Financial Officer (principal financial and accounting officer)
Date: February 10, 2023			February 10, 2023

By:	/s/ C.E. Rick Strattan		By:/s/ William S. Shanahan
	C.E. RICK STRATTAN Director		WILLIAM S. SHANAHAN Director
Date: February 10, 2023			Date: February 10, 2023

By:	/s/ Jeffrey L. Tate		By: /s/ F. Patrick Ostronic
	JEFFREY L. TATE Chief Operating Officer; Director		F. PATRICK OSTRONIC Director
Date: February 10, 2023			Date: February 10, 2023

By:	/s/ Markus W. Sieger		By: /s/ Randall M. Toig
	MARKUS W. SIEGER Chairman of the Board, Director		RANDALL M. TOIG Director
Date: February 10, 2023			Date: February 10, 2023